Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

Handy & Harman Ltd.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment 2 to this Registration Statement on Form S-4 of our report dated October 14, 2016, relating to the consolidated financial statements of ModusLink Global Solutions, Inc. which appear as an exhibit in Form 10-K of Handy & Harman Ltd. being incorporated by reference in the Prospectus constituting a part of this Amendment 2 to this Registration Statement on Form S-4 for Steel Partners Holdings L.P.

/s/ BDO USA, LLP

Boston, Massachusetts

September 8, 2017